UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

BENEFICIAL MUTUAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

United States	1-33476	56-2480744
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

510 Walnut Street, Philadelphia, Pennsylvania 1910
(Address of principal executive offices) (Zip Code)

(215) 864-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, the Boards of Directors of Beneficial Mutual Bancorp, Inc. (the “Company”) and Beneficial Savings Bank MHC, the Company’s parent mutual holding company (the “MHC”), appointed Karen D. Buchholz and Donald F. Gayhardt, Jr. as directors of the Company and the MHC.  In addition, on November 19, 2009, the Board of Trustees of Beneficial Bank, the Company’s wholly owned subsidiary (the “Bank”), also appointed Ms. Buchholz and Mr. Gayhardt as trustees of the Bank.  In connection with their appointments, Ms. Buchholz was appointed to serve on the Corporate Governance Committee of the Company’s Board of Directors and Mr. Gayhardt was appointed to serve on the Compensation Committee of the Company’s Board of Directors. Neither Ms. Buchholz nor Mr. Gayhardt was appointed as a director or trustee pursuant to any arrangements or understandings between Ms. Buchholz or Mr. Gayhardt and the Company, the MHC, the Bank or any other person.  In addition, there are no material or related party transactions between either Ms. Buchholz or Mr. Gayhardt and the Company, the MHC, the Bank or any other person.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           Effective November 19, 2009, the Board of Directors of the Company amended Article III, Section 2 of the Company’s Bylaws to increase the number of Company directors from twelve (12) to fourteen (14).  A copy of the Company’s Bylaws, as amended, is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	3.2	Bylaws of Beneficial Mutual Bancorp, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL MUTUAL BANCORP, INC.

Date: November 25, 2009	By:	/s/ Joseph F. Conners
Joseph F. Conners
Executive Vice President and Chief Financial Officer